Exhibit 19

NEOGEN CORPORATION INSIDER TRADING POLICY

As a public company, Neogen Corporation (the “Company”) is subject to federal and state securities laws, including Rule 10b-5 under the Securities Exchange Act of 1934 (“Exchange Act”), which prohibit the purchase or sale of securities of a company by persons aware of material nonpublic information about that company, or the disclosure of material nonpublic information about a company to other persons who then trade in its securities (referred to in this policy together as “insider trading”). Insider trading violations are pursued vigorously by the Securities and Exchange Commission (“SEC”) and NASDAQ and are punished severely. Securities laws impose liability for violations not only on the individuals who trade in the Company’s securities, or who tip inside information to others who trade, but also potentially on the Company itself and its "controlling persons" if they fail to take reasonable steps to prevent insider trading by Company personnel.

The Company has adopted this Policy Statement both to satisfy the Company's obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy Statement also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just “insiders”). A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a reputation and irreparably damage a career. The Company’s reputation for integrity and ethical conduct has been built over many years, and we must all be diligent to protect that reputation.

As an officer or employee of the Company, or member of its Board of Directors, you are responsible for ensuring compliance with federal and state securities laws and this policy statement. The consequences of failure to do so can be severe.

Traders and Tippers. Company personnel who trade on inside information (or their “tippees” who trade after receiving information from them) are subject to severe penalties:

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A civil penalty of up to three times the profit gained or loss avoided;
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A criminal fine of up to $1,000,000 (no matter how small the profit); and
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A jail term of up to 10 years.

An employee who tips information to a person who then trades is subject to the same penalties as the tippee, even if the employee did not trade and did not profit from the tippee's trading.

Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to civil and criminal penalties of more than $1,000,000.

Company-Imposed Sanctions. Violation of the Company's insider trading policy may result in Company-imposed sanctions, including termination of employment, whether or not the employee's failure to comply is a violation of law.

POLICY STATEMENT

This policy applies to every officer and other employee of the Company, its subsidiaries, partnerships, and joint ventures worldwide, every member of its Board of Directors, and any advisor and consultant to the Company, who is aware of material nonpublic information relating to the Company (“Insiders”). No Insider may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company while in possession of material nonpublic information, or engage in any other action to take personal advantage of that information, or (b) disclose that information to others outside the Company, including family and friends.

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In addition, no Insider who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company's securities until the information becomes public or is no longer material.

In each case, small transactions, or transactions that may seem necessary or justifiable for independent reasons (such as the need to raise money for a personal emergency), are not excepted from these policies. The securities laws do not recognize such exceptions, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct. For purposes of this policy statement, references to “trading” in Company “securities” includes purchases and sales of Company stock, options, puts, calls, and other securities, and also includes sales of stock acquired by exercising employee stock options, and other trades made by giving investment direction under the Company’s 401-K and Employee Stock Purchase Plans, as hereafter described.

Disclosure Of Information To Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. The procedures govern the timing and nature of the Company’s disclosure of material information to outsiders or the public, and permit only specific Company spokespersons to discuss the Company with the news media, securities analysts and investors. You should not disclose information to anyone outside the Company, including family members, friends, vendors or suppliers, and you may not discuss anything concerning the Company or its business in an Internet "chat room" or similar Internet-based forum. These prohibitions do not, however, restrict necessary internal business communications with other employees on a “need to know” basis where you have a reason to expect that the other employee will not trade while in possession of the information.

"Material" Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. Some examples (which are not all inclusive) of information that ordinarily would be regarded as material are:

Quarterly earnings that are inconsistent with the consensus expectations of the investment community;

Projections of future earnings or losses, or other earnings guidance, including confirmations of existing guidance;

Other significant financial projections, strategic plans, forecasts or budgets, and any related asset impairment charges;

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A pending or proposed merger, significant restructuring, tender offer or joint venture;
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A pending acquisition or disposition of a significant asset;
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A change in control of the Company;
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A borrowing outside the ordinary course or a significant change in the terms of existing borrowing arrangements;
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Events involving the Company’s equity securities, such as repurchases of common stock, a change in dividend policy, the declaration of a stock split, or an offering of additional securities;
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A change in key company personnel, including members of the Board of Directors or senior executive officers;
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An auditor notification that the Company may no longer rely on the auditor’s reports;
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Significant legal proceedings or regulatory matters, whether actual, pending or threatened;
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Major new products, discoveries or services or loss of any of these;
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Voluntary calls of debt or preferred stock issues;

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Impending bankruptcy or the existence of severe liquidity problems;
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The gain or loss of a significant customer or supplier;
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News about a significant contract award or cancellation of an existing contract;
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Information about significant misstatements or omissions in the Company’s disclosure documents, whether intentional or inadvertent.

There is no “absolute” test for determining materiality. The critical test is whether a reasonable investor would consider the information important in making an investment decision. In general, any significant information or event outside the Company’s normal course of business should be considered carefully to determine if it is material information. This sometimes may require difficult judgments regarding the facts and circumstances of particular cases. If you have questions regarding specific information, please contact the Company’s Chief Financial Officer.

One area of particular concern that may require difficult judgments regarding materiality involves the Company’s quarterly earnings and sales results. Certain employees may possess this information through their particular job duties, or as a result of receiving weekly or monthly financial reports. Possession of Company-wide sales and earnings results or forecasts that are inconsistent with the consensus expectations of the investment community could clearly be material. The best approach whenever you possess nonpublic earnings or sales data and are unsure whether the information is material, is to either refrain from trading in Company stock until after that information is made public, or contact the Company’s Chief Financial Officer to discuss the situation prior to trading.

20-20 Hindsight. Remember, anyone looking closely at your securities transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how the Company, enforcement authorities and others might view the transaction in hindsight.

When Information is "Public." If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information. As a general rule, information should not be considered absorbed by the marketplace until 24 hours after the information is released. If, for example, the Company were to make an announcement concerning earnings at 9:00 a.m. on a Monday, you should not trade in the Company's securities before the market opens on Tuesday. If an announcement were made at 9:00 a.m. on a Friday, Monday generally would be the first eligible trading day.

Transactions by Family Members. The insider trading policy also applies to family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or adult children who generally consult with you before they trade in Company securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company's securities.

Section 16 and Other Reporting Requirements. Directors, certain senior officers (as designated by the Board of Directors), and any other member of management council are required to notify the Company’s Chief Financial Officer 24 hours in advance of any transaction in a Company security. Any proposed transaction must first be approved by at least two of the following; Chief Executive Officer, Chief Financial Officer or Chairman of the Board. Immediately following the completion of the transaction the actual details should be relayed to the Chief Financial Officer to provide for the preparation of the appropriate Section 16 form (Form 3, 4, or 5), if applicable.

TRANSACTIONS UNDER COMPANY PLANS

Stock Option Exercises. The Company's insider trading policy does not apply to the exercise of an employee stock option where cash is paid for the exercise price of the option. The policy does apply, however, to any sale of stock or swap in connection with the exercise of an option, including as part of a broker-assisted cashless exercise of an

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option, or any other market sale or swap credit for the purpose of generating the cash or swap credit needed to pay the exercise price of an option. Since employees use the cashless exercise or swaps approaches for exercising Company options, they should not exercise an option at any time they possess material non-public information.

Neogen 401 – K Plan. The Company's insider trading policy applies to transactions in the Company 401(k) Plan. The insider trading policy does not apply to automatic periodic purchases of stock in the Company 401-(k) Plan through payroll deduction. The policy does apply, however, to voluntary elections involving the Company 401-(k) Plan, including: (a) initial election to enroll in the 401-(k) Plan, (b) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company Stock Funds, (c) an election to make an intra-plan transfer of an existing account balance into or out of the Company 401-(k) Plan, (d) an election to borrow money against a plan account if the loan will result in a liquidation of Company stock, none of which should be effected at a time when an employee possess material nonpublic information. Section 16 Officers (i.e., executive officers filing forms 3 and 4 with The Securities and Exchange Commission), are not permitted to purchase Neogen shares in the 401-K Plan using the Automatic Periodic Purchase feature.

Employee Stock Purchase Plan. The Company's insider trading policy does not apply to automatic periodic purchases through payroll deduction of Company stock in the Employee Stock Purchase Plan (ESPP). The policy does apply, however, to decisions to begin to participate in the plan or to change one’s level of participation and to sales of Company stock that were purchased pursuant to the ESPP.

SPECIAL AND PROHIBITED TRANSACTIONS

No Insider should engage in short-term or speculative transactions in the Company's securities. Other transactions may raise special issues because of the manner in which they are executed. You should observe the special rules described below with respect to the following transactions:

Short Sales. Short sales are sales of securities which the seller does not own at the time the sell order is placed. Short sales would generally be interpreted by the market as an expectation by the seller that the securities will decline in value, and therefore that the seller has no confidence in the Company or its short-term prospects. In addition, short sales by an Insider may reduce the seller's incentive to improve the Company's performance. For these reasons, short sales of the Company's securities are prohibited. In addition, short sales by Company executive officers and members of its Board of Directors would violate Section 16(c) of the Exchange Act.

Publicly Traded Options. A transaction in publicly traded options is, in effect, a bet on the short-term movement of the stock and therefore, if made by an insider, creates the appearance that the trading is based on inside information. Transactions in options also may focus the Insider’s attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in puts, calls or other derivative securities based on the Company’s securities on an exchange or in any other organized market are prohibited. (Option positions arising from certain types of hedging transactions are governed by the section below captioned "Hedging Transactions.")

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow an employee or member of the Board of Directors to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company's other shareholders. As a result, these types of transactions are prohibited by Company policy.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Insiders should not place Company securities in a margin account. An Insider should avoid placing undue reliance on

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the value of Company securities. Any Insider who wishes to place Company securities in a margin account or pledge Company securities as collateral for a loan must submit a request for approval to the Chief Financial Officer and Chairman of the Board at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Short Swing Trades. All executive officers and directors of the Company who file reports under Section 16 of the Securities Exchange Act must abide by applicable SEC rules, and must report all transactions involving Company stock on Form 4 or 5, as applicable. The filing of these forms will be completed under direction of the Chief Financial Officer. Officers and Directors are responsible for providing information to the Chief Financial Officer to provide for filing within two business days of the transaction. While personnel may assist in preparing and filing the required forms, the reporting persons retain responsibility under Section 16. Directors should assure brokers handling sale transactions file Form 144. All reporting Officers and Directors should be aware of “short swing” trading rules and avoid any “opposite way” trades of company stock within a six-month period. Any opposite way transaction should be pre-cleared with the Chief Financial Officer prior to implementation. Penalties for violations of Short Swing rules are onerous and should be avoided. For specifics on this concern, see the Company’s Chief Financial Officer.

TRADING WINDOWS

The Company’s fiscal quarters end on the last day of August, November, February, and May and the quarterly earnings results for the quarters usually (but not always) are announced in late September, March and July and in early January. These Company announcements of quarterly financial results may have a material effect on the market for the Company's securities. In addition to the prohibition on insider trading, officers, directors and persons who may be aware of the Company's quarterly financial results may not trade in the Company's securities during the period beginning when they might first be reasonably certain about the quarter’s results, no later than seven days prior to the end of the Company’s fiscal quarter, and ending 24 hours following the Company's issuance of its quarterly earnings release. For example, if the second quarter ends on November 30, and the second quarter earnings release is issued at 8:30 a.m. on January 6, officers, directors and persons who may be aware of the Company’s quarterly financial results should expect to be prohibited from trading for the entire period from November 23 (seven days prior to the end of the fiscal quarter) through and including January 6.

Event-specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few members of the Board of Directors or executives. So long as the event remains material and nonpublic, Directors, executive officers, and such other persons as are designated by the Chairman of the Board may not trade in the Company's securities. The existence of an event-specific trading restriction period will not be announced, other than to those who are aware of the event giving rise to the restriction. Any person made aware of the existence of an event-specific trading restriction period must not trade in the Company’s securities, and must not disclose the existence of the restriction period to any other person. The failure of the Chairman of the Board to designate a person as being subject to an event-specific trading restriction period will not relieve that person of the obligation not to trade while aware of material nonpublic information. Exceptions cannot be granted during an event-specific trading restriction period.

Pre-Arranged Trading Plans. Our Policy does not apply to pre-arranged or automatic purchases of the Company’s stock (“Pre-Arranged Plans”), as contemplated by SEC Rule 10b5-1. Under this provision, an individual may pre-arrange a plan of trading in the Company’s securities as long as several criteria are met and the pre-arranged plan is pre-cleared by contacting the Company’s Chief Financial Officer. The use of a Pre-Arranged Plan allows a person to trade in Company securities during the trading blackout periods as trading decisions are made by an independent third party and according to pre-set criteria defined in a written plan. The contract, instruction, or written plan must be entered into in good faith and adopted at a time when the individual trading does not possess material, nonpublic information. The Pre-Arranged Plan must include specified terms and conditions for the purchase or sale of the Company’s securities and provide that the pre-arranged purchase will occur irrespective of the individual’s knowledge of material, non-public information at the time of the transaction(s). Such an arrangement might be with a broker,

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but the trades can be executed by any person other than the individual establishing the plan. The plan must expressly specify the amount (in number of shares or other securities or a specified dollar value of securities), price, and date of the trades, or be specified in such a way that the individual has no subsequent discretion over how, when, or whether to make purchases or sales (e.g., computer program, algorithm, or other written formula). This section also covers the participation in an automatic dividend reinvestment program, whereby dividends paid are automatically re-invested, upon receipt, in Company securities.

POST-TERMINATION TRANSACTIONS

This Policy Statement continues to apply to transactions in Company securities even after termination of service as a member of the Board of Directors or employee of the Company. Individuals may not trade in the Company’s securities if aware of material non-public information until that information has become public or is no longer material. In all other respects restriction will cease to apply.

PERSONAL RESPONSIBILITY AND COMPANY ASSISTANCE

Questions about this Policy Statement or its application to any proposed transaction should be directed to the Company’s Chief Financial Officer and/or SEC Counsel. Ultimately, however, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual.

JULY 2024